                            EXHIBIT 10.18

                             GENUS, INC.

                CHANGE OF CONTROL SEVERANCE AGREEMENT



     This Change of Control Severance Agreement (the "Agreement") is made and entered into by and between [name of employee] (the "Employee") and Genus, Inc., a California corporation (the "Company"), effective as of the latest date set forth by the signatures of the parties hereto below (the "Effective Date").

                           R E C I T A L S

     A. It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change of control. The Board of Directors of the Company (the "Board") recognizes that such consideration can be a distraction to the Employee and can cause the Employee to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication and objectivity of the Employee, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company.

     B. The Board believes that it is in the best interests of the Company and its shareholders to provide the Employee with an incentive to continue his employment and to motivate the Employee to maximize the value of the Company upon a Change of Control for the benefit of its shareholders.

     C. The Board believes that it is imperative to provide the Employee with certain severance benefits upon Employee's termination of employment following a Change of Control which provides the Employee with enhanced financial security and provides incentive and encouragement to the Employee to remain with the Company notwithstanding the possibility of a Change of Control.

     D.   Certain capitalized terms used in the Agreement are defined in
Section 5 below.

     The parties hereto agree as follows:

     1. TERM OF AGREEMENT. This Agreement shall terminate two years following the Effective Date, unless a Change of Control has occurred as of such time, in which case this Agreement shall terminate upon the date that all of the obligations of the parties hereto with respect to this Agreement have been satisfied.

     2. AT-WILL EMPLOYMENT. The Company and the Employee acknowledge that the Employee's employment is and shall continue to be at-will, as defined under applicable law, except as may otherwise be specifically provided under the terms of any written formal employment agreement between the Company and Employee (an "Employment Agreement"). If the Employee's employment terminates for any reason, including (without limitation) any termination prior to a Change of Control, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement or under his or her Employment Agreement (if any) together with, or as may otherwise be available in accordance with the Company's established employee plans and practices or pursuant to other agreements with the Company.

     3.   SEVERANCE BENEFITS.

          (a) TERMINATION FOLLOWING A CHANGE OF CONTROL. If the Employee's employment terminates at any time within [six (6) or twelve (12)] months following a Change of Control, then, subject to Section 4, the Employee shall be entitled to receive the following severance benefits:

               (i) INVOLUNTARY TERMINATION; NOT FOR CAUSE TERMINATION. If the Employee's employment is terminated as a result of Involuntary Termination (whether such termination is initiated by the Company or by the Employee), or as a result of termination other than for Cause, then the Employee shall receive from the Company a severance payment (or payments) in cash in an amount equal to [six hundred or twelve hundred] percent
[(600%) or (1200%)] of the Employee's Monthly Base Pay. The Employee shall not be entitled to and the Company shall not obligated to provide any employee benefits to Employee other than those required by law.

          (b) TIMING OF SEVERANCE PAYMENTS. The severance payment or payments to which Employee is entitled shall be paid by the Company to Employee either: (a) in cash and in full, not later than ten (10) calendar days after the date of termination of Employee's employment, or, (b) as salary continuation on the same basis and timing as in effect immediately prior to the Change of Control; (a) or (b) will be chosen at the Company's discretion. The Company will make this choice known to Employee at the time of termination. However, Employee may, prior to the date a Severance Payment becomes payable, elect another method of payment if reasonable and pre-approved by the Company. No alternative method of payment shall defer payment of the Severance Payment more than [six (6) or twelve (12)] months and a day after the date of termination of Employee's employment. If Employee should die before all amounts payable to him or her have been paid, such unpaid amounts shall be paid to Employee's designated beneficiary, if living, or otherwise to the personal representative of Employee's estate.

          (c) VOLUNTARY RESIGNATION; TERMINATION FOR CAUSE. If the Employee's employment terminates by reason of the Employee's voluntary resignation (and is not an Involuntary Termination), or if the Employee is terminated for Cause, then the Employee shall not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company's then existing severance and benefits plans and practices or pursuant to other written agreements with the Company.

          (d) DISABILITY; DEATH. If the Company terminates the Employ-ee's employment as a result of the Employee's Disability, or such Employee's employment is terminated due to the death of the Employee, then the Employee shall not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company's then existing severance and benefits plans and practices or pursuant to other written agreements with the Company.

          (e) TERMINATION APART FROM CHANGE OF CONTROL. In the event the Employee's employment is terminated for any reason, either prior to the occurrence of a Change of Control or after the [six (6) or twelve (12)] month period following a Change of Control, then the Employee shall be entitled to receive severance and any other benefits only as may then be established under the Company's existing severance and benefits plans and practices or pursuant to other written agreements with the Company.

     4. LIMITATION ON PAYMENTS. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Employee
(i) constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and (ii) but for this
Section 4, would be subject to the excise tax imposed by Section 4999 of the Code, then the Employee's severance benefits under Section 3(a)(i) shall be either

          (a)  delivered in full, or

          (b) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Employee on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Company and the Employee otherwise agree in writing, any determination required under this Section 4 shall be made in writing by the Company's independent public accountants immediately prior to Change of Control (the "Accountants"), whose determination shall be conclusive and binding upon the Employee and the Company for all purposes. For purposes of making the calculations required by this Section 4, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 4.

     5. DEFINITION OF TERMS. The following terms referred to in this Agreement shall have the following meanings:

          (a) "MONTHLY BASE PAY" means all base straight-time gross earnings, exclusive of payments for overtime, shift premiums, incentive compensation, incentive payments, bonuses, commissions or other compensation, for the last full calendar month preceding the date of the Change of Control.

          (b) CAUSE. "Cause" shall mean (i) any act of dishonesty taken by the Employee and intended to result in substantial gain or personal enrichment of the Employee, (ii) persistent failure or inability to perform the duties and obligations of Employee's employment which are demonstrably willful and deliberate on the Employee's part and which are not remedied in a reasonable period of time after receipt of written notice from Company, (iii) conviction of Employee of an illegal act with respect to his or her employment by the Company.

          (c) CHANGE OF CONTROL. "Change of Control" means the occurrence of any of the following events:

               (i) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company's then outstanding voting securities; or

               (ii) A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

              (iii) The shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets.

          (d) DISABILITY. "Disability" shall mean that the Employee has been unable to perform his Company duties as the result of his incapacity due to physical or mental illness, and such inability, at least 26 weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Employee or the Employee's legal representative (such Agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least 30 days' written notice by the Company of its intention to terminate the Employee's employment. In the event that the Employee resumes the performance of substantially all of his duties hereunder before the termination of his employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

          (e)  INVOLUNTARY TERMINATION.  "Involuntary Termination" shall mean
(i) a reduction by the Company in the Monthly Base Pay of Employee as in effect immediately prior to such reduction, except when a reduction in Monthly Base Pay is implemented for a majority of the Company's employees; (ii) without the Employee's express written consent, the Company requires the Employee to change the location of his or her job or office, so that he or she will be based at a location more than fifty (50) miles from the location of his job or office immediately prior to the Change of Control; (iii) the cost to the Company of Company-provided benefits to Employee, taken as a whole, under plans, arrangements policies and procedures, materially decreases below the cost of the Company-provided benefits to Employee immediately prior to the Change of Control, or the cost to the Employee of such benefits materially increases above the cost to the Employee immediately prior to the Change of Control; however, if such decrease or increase results either from the Company's good faith exercise of business judgment, a decrease that is implemented affecting the majority of Company's employees, or in response to changes in federal or state law, such decrease or increase shall not constitute Involuntary Termination; (iv) the significant reduction of the Employee's duties and responsibilities, relative to the Employee's duties and responsibilities as in effect immediately prior to such reduction; (v) a successor company fails or refuses to assume the Company's obligations under this Agreement.

     6.   SUCCESSORS.

          (a) COMPANY'S SUCCESSORS. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets which executes and delivers the assumption agreement described in this Section 6(a) or which becomes bound by the terms of this Agreement by operation of law.

          (b) EMPLOYEE'S SUCCESSORS. The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

     7.   NOTICE.

          (a) GENERAL. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

          (b) NOTICE OF TERMINATION. Any termination by the Company for Cause or by the Employee as a result of a voluntary resignation or an Involuntary Termination shall be communicated by a notice of termination to the other party hereto given in accordance with Section 8(a) of this Agreement. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall be not more than 30 days after the giving of such notice). The failure by the Employee to include in the notice any fact or circumstance which contributes to a showing of Involuntary Termination shall not waive any right of the Employee hereunder or preclude the Employee from asserting such fact or circumstance in enforcing his rights hereunder.

     8.   MISCELLANEOUS PROVISIONS.

          (a) NO DUTY TO MITIGATE. The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Employee may receive from any other source.

          (b) WAIVER. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

          (c) ENTIRE AGREEMENT. This Agreement, together with the Employment Agreement (if any), constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior undertakings and agreements of the parties with respect to the subject matter hereof.

          (d) CHOICE OF LAW. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

          (e) SEVERABILITY. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

          (f) WITHHOLDING. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

          (g) COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY                                         GENUS, INC.



                                       By:____________________________________

                                       Title:_________________________________

                                       Date:_________________

EMPLOYEE                                    __________________________________


                                       Date:_________________